EXHIBIT 99.1

Mesa Energy Holdings, Inc. Releases 3rd Quarter 2011 Financial Results for Period Ended September 30, 2011

Dallas, TX, February 15, 2012: Mesa Energy Holdings, Inc. (the “Company”)(OTC: MSEH), an oil and gas exploration and production company, announced today that the Company has reported its third quarter financial results for the three and nine months ended September 30, 2011.

Revenues for the three and nine months were $3,277,650 and $3,314,703, respectively, compared to $16,718 and $35,999 for the corresponding periods in 2010. The increase in revenues for the three and nine months ended September 30, 2011 as compared to the 2010 periods primarily reflects an increase in production and sales volumes as a result of additional producing wells coming on line subsequent to the Company’s acquisition of Tchefuncte Natural Resources, LLC (“TNR”) on July 22, 2011. .

 In addition, net income for the three and nine months ended September 30, 2011 was $2,137,653 or $.03 per diluted share, and $1,568,061 or $.03 per diluted share, respectively, compared to $1,114,484 and $7,939,869 and for the corresponding periods in 2010. The high level of net income in third quarter of 2010 consisted primarily of unrealized gain on change in derivative value, whereas the net income in the third quarter of 2011 is due to significantly increased third quarter operating income.

Adjusted EBIDTA for the three and nine months ended September 30, 2011 was $1,768,664 and $1,603,911, respectively, compared to a loss of $144,974 and $598,643 for the corresponding periods in 2010.  These numbers also reflect the adjustment made due to the change in derivative value.

 The Company ended the third quarter of fiscal 2011 with $1,955,360 in working capital.

“Completing and filing our third quarter financials is an important step for the Company as it is the first quarter in which  the full impact of our acquisition of TNR can be seen in our financials.  The acquisition of TNR was a significant step for the Company and the high degree of complexity of these transactions contributed to unavoidable delays in our filings. We believe we now have the appropriate resources at our disposal to enable us to avoid these issues in the future,” said Randy M. Griffin, CEO of Mesa Energy Holdings, Inc. “Our team is keenly focused on executing our business plan, increasing revenue and achieving our 2012 growth objectives.”

For full disclosure relating to the third quarter financial results, please refer to the Company’s Form 10-Q filed with the Securities and Exchange Commission on February 14, 2012 available for review at www.sec.gov.

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented Exploration and Production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the acquisition and enhancement of high quality producing properties and the development of highly diversified developmental drilling opportunities.  The company currently owns producing oil properties in Plaquemines and Lafourche Parishes in Louisiana as well as developmental properties in Wyoming County, NY.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements.  These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements.  Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management.  Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company and to integrate and successfully exploit any resulting acquisitions, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition, changes and volatility in energy prices and general economic conditions.  Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release.  We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.  Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.
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Contact Information
Mesa Energy Holdings, Inc.
IR@mesaenergy.us
Ph: 972-490-9595

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